DOUGHERTY FUNDING
-----------------

February 18, 1998

Everett Schulze
President/CEO
In Store Media Systems, Inc.
15423 East Batavia
Drive Aurora, CO 80011

Dear Mr. Schulze:

Mike Mozer and I are very pleased with the progress we made during our organizational meeting last Thursday and Friday. Our areas of greatest progress include (i) finalizing the terms of our Engagement Letter to provide Equipment Financing and a Line of Credit (together referred to as "Financing"); (ii) establishment of the contractual responsibilities to be performed by all parties; and (iii) establishing a time line for the final development of the System and a manufacturing schedule to place in service the first 750 machine. 75 Store "POD" (Plan Operational Development).

Dougherty Funding has committed to provide debt financing of up to $200 million to fund the manufacture and installation of the In$taClearing System equipment and an additional $200 million to advance to stores the cash amount of their coupon redemptions. Within the next few days. we will finalize the specific terms of this engagement and you may share these terms with your other funding sources at your discretion.

Prior to the funding by DF of the Financing. ISMSI must raise additional capital to cover its operating expenses until the first pod is a operational and to fund the manufacture and/or purchase and installation of the individual components which make up the System. As a result. I am writing this letter to convey to you the current status of our provision of the Financing so that you, in turn, can describe this status to your other funding sources.

As with any financing commitment, ours has contingencies which we and ISMSI feel can be reasonably satisfied in the course of assembling the financing. Generally, they involve completion of our due diligence and execution of certain agreements between ISMSI and its affiliates as specified in the Engagement Letter. We intend to fund our commitment in stages as the system is installed on a "POD-by-POD" basis where each POD will consist of approximately 75 stores. Provided ISMSI meets the requirements of our financing commitment, we are very confident that we will be successful in providing the financing described here.


DOUGHERTY FUNDING LLC
90 SOUTH SEVENTH STREET, SUITE 4300
MINNEAPOLIS, MINNESOTA 55402-4114

Everett Schulze
February 18, 1998
Page Two

Dougherty Funding is a unit of Minneapolis-based Dougherty Financial Group LLC. Dougherty Financial businesses have been in existence for over 20 years and offer a wide variety of securities, investment, lending and leasing products. I have attached a very brief profile of Dougherty Funding to give you some more detail.

If I may answer any questions relating to our efforts on behalf of ISMSI, please feel free to call me at (612) 317-2129.

Sincerely,



/s/ Russell S. King

Russell S. King
Senior Vice President

RSK:jin

DOUGHERTY FUNDING
-----------------

February 17, 1.998

Everett Schulze
President/CEO
In Store Media Systems, Inc.
15423 East Batavia Drive
Aurora, CO 80011

Re:       Engagement to Provide Placement Agent Services for
          In Store Media Systems, Inc.
          $200,000,000 Equipment Financing
          $200,000,000 Revolving Line of Credit Financing

Dear Mr. Schulze:

In Store Media Systems. Inc. ("ISMSI") is currently pursuing development and implementation of its In$taClearing(TM) electronic coupon clearing system (the "System"). In order to implement the System, ISMSI is seeking $200,000,000 in equipment financing to fund the costs of manufacture and/or purchase of the electronic and mechanical components of the System ("Equipment Financing"). ISMSI is also seeking a $200,000,000 revolving line of credit to be used to finance the advance payment of coupon redemption reimbursements made to participating stores ("Line of Credit"). Both the Equipment Financing and the Line of Credit are referred to together as "Financings."

Exclusive Agreement
-------------------

The purpose of this Engagement Letter is to set forth the terms by which Dougherty Funding LLC ("DF") will act as exclusive placement agent to ISMSI, its affiliates and assignees ("Borrower") in placing the Financings with a lender or lenders to be identified by DF (the "Lender"). When executed by DF and Borrower, the Engagement Letter (the "Agreement") will provide the basis for our business relationship.

Agent Relationship, Costs of Financing
--------------------------------------

DF is acting only as agent in arranging the Financings and DF will attempt to place the Financings on a best efforts basis. All costs of said Financings, including but not limited to legal fees, closing costs, engineering reports, travel, origination fees and other expenses paid either to Lender or to other third parties, shall be the sole responsibility of Borrower. DF shall provide Borrower with estimates of such costs prior to Borrower accepting any application for financing delivered to Borrower under this Agreement Furthermore, DF is under no obligation, express or implied, to purchase or fund the Financings.

DOUGHERTY FUNDING LLC
90 SOUTH SEVENTH STREET, SUITE 4300
MINNEAPOLIS, MINNESOTA  55402-4114

Everett Schulze
February 17, 1998
Page Two

Terms of Financings
-------------------

The proposed terms of the Equipment Financing are set forth in Exhibit A to this Agreement. The proposed terms of the Line of Credit are set forth in Exhibit B to this Agreement. Exhibits C and D set forth the additional terms regarding the contracts and business relationships relating to the manufacturers and servicers of the System's components, the third party coupon processors enlisted to assist in the administration of the System, the packaged goods manufacturers and the retail stores. Borrower hereby acknowledges that DF and Lender will rely upon the information contained in Exhibits A. B, C and D in structuring and placing the Financings and that any deviation from these terms could have an adverse impact on DF's ability to place the Financings.

Placement Fees
--------------

In the event that DF or any Lender identified by DF issues an application to fund either the Equipment Financing or the Line of Credit substantially in conformity with the terms set forth in Exhibits A and B respectively hereto (the "Term Sheets"), or on such other terms as are mutually a greed upon by Borrower and DF. Borrower shall pay DF the fee indicated on the respective Term Sheet (the "Placement Fee"). Such Placement Fees shall be payable upon funding of the Financing prior to any funds being released to Borrower.

Non-Circumvention
-----------------

In the event that Borrower obtains financing for any purpose from any lenders or investors first introduced to it by DF for a period of five years from the execution of the Agreement, DF shall earn a Placement Fee on that financing to be paid at its funding. if calculation of the Placement Fee is not practical due to the nature of the financing obtained from a lender pursuant only to this paragraph of the Agreement, DF shall be paid a fee equal to 2% of the amount of such financing to be paid at closing prior to the release of any funds to Borrower.

Break-Up Fee
------------

In the event Borrower accepts an application or loan commitment from Lender to fund either or both of the Financings substantially on the terms set forth on the related Term Sheet, or on such other terms as are mutually agreed upon by Borrower and DF in writing, but the Financings fail to close due to failure of Borrower to perform its obligations under the application, DF shall be paid a "break-up" fee of $100,000 due and payable immediately.

Everett Schulze
February 17, 1998
Page Three

Exclusivity, Indemnification
----------------------------

DF shall have the exclusive rights to represent Borrower in placement of the Equipment Financing and the Line of Credit for a period of 180 days and 60 days, respectively, from the date Borrower has in place contractual provisions that satisfy the terms set forth in Exhibit C and D (the "Exclusive Agent Period"). The Exclusive Agent Period shall commence upon notice delivered to Borrower by DF that such contractual provisions referred to in the preceding sentence are in place to the satisfaction of DF to the extent they relate to the first installation of the System in no less than 75 stores. if Borrower receives any Financing application during this Exclusive Agent Period, the Exclusive Agent Period shall be extended for a period of five years from the date of this Agreement ("Extended Exclusive Agent Period"). Further, during such Extended Exclusive Agent Period, DF shall have exclusive rights to place all debt Financings, including the financing of the coupon dispensing systems (referred to by ISMSI as "Coupon Exchange Centers") and DF shall earn Placement Fees set forth in Exhibit A for such debt placement. Such Extended Exclusive Agent Period will be effective regardless of when or if the Financing for which Borrower has received an application ultimately closes. Borrower hereby represents that it shall engage no other agent during the Exclusive Agent Period or the Extended Exclusive Agent Period to place such Financings without the written consent of DF. Furthermore, Borrower hereby indemnifies DF against any claims which may be asserted against DF by other parties engaged by Borrower to place said Financings.

Exclusion from Engagement
-------------------------

Specifically not included in this exclusive engagement are (i) any debt financings to provide working capital; (ii) any financing to obtain funds to pay for the completion of development costs for the System; (iii) any funds to cover ordinary business expenses including office equipment and overhead; and (iv) any additional equity.

Governing Law
-------------

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Minnesota.

Everett Schulze
February 17. 1998
Page Four

ENGAGEMENT TO PROVIDE PLACEMENT AGENT SERVICES FOR:
IN STORE MEDIA SYSTEMS, INC.
$200,000,000 EQUIPMENT FINANCING
$200,000,000 WORKING CAPITAL FINANCING


DOUGHERTY FUNDING LLC


By: /s/ Michael T. Mozer
   ---------------------------
   Michael T. Mozer
   Senior Vice President


AGREED AND ACCEPTED:

This 19 day of FEB 1998.


IN STORE MEDIA SYSTEMS, INC.

By: /s/ signature
   ---------------------------

Its: PRESIDENT/CEO
    --------------------------

                                                                       EXHIBIT A


                                  $200,000,000
                          IN STORE MEDIA SYSTEMS, INC.
                              IN$TACLEARING SYSTEM
                               EQUIPMENT FINANCING


                           SUMMARY OF FINANCING TERMS


BORROWER:         A to-be-named bankruptcy remote single purpose corporation, wholly-owned by In Store Media Systems, Inc. ("ISMSI").

PLACEMENT AGENT:  Dougherty Funding LLC

AMOUNT:           $200,000,000 funding amount.

PURPOSE: To provide funds for the manufacture and/or acquisition and installation of the electronic and mechanical components and software which make up the In$taClearing System (the "System").

ADVANCES:         Financing will be advanced as needed by Borrower with a
                  minimum initial advance amount of $3,000,000 and minimum incremental advance amounts of $100,000. Such advances will be made upon the installation of the System in its intended retail locations, the execution of a certificate of acceptance by the Store and the execution of appropriate warranties, service agreements and processing contracts contemplated by the System.

ELIGIBLE
EXPENDITURES:     Direct costs of components manufactured by ISMSI, installation costs, actual cash purchase price of equipment and software purchased from third parties and out-of-pocket costs of the financing.


AMORTIZATION/
TERM:             5 year amortization, 5 year term.

INTEREST RATE:    Subject to market conditions and other factors outside our control, the annual interest rate of the financing is estimated as follows:

                  (1) $0-$20,000,000 total advances - 30 day LIBOR plus 7.50%.

                  (2) $20,O00,000-$50,000,000 total advances -30 day LIBOR plus
                  4.50%.

                  (3) $50,000,000-$200,000,000 total advances - 30 day LIBOR plus 2.50%.

                  Interest rates may be lower or higher than these indicative levels based upon operating experience of the System.

PLACEMENT FEE:    2% of funding amount payable at funding of each advance, plus
                  1% of the aggregate outstanding financed amount accruing on an annualized basis and payable quarterly in arrears.

                  Additionally, Placement Agent will receive warrants to purchase 5% of the outstanding shares of ISMSI at a price equal to $.50 per share. Such warrants will be valid for 5 years and will be protected from dilution due to stock splits and dividends. The warrants also will hold "piggy-back" registration rights by which ISMSI will, at ISMSI's expense, register the shares to be issued pursuant to these warrants if ISMSI pursues at any time a registration of its shares. After two years, ISMSI will have a one-time right to purchase all of these warrants for $1.00 per share. Prior to exercising this repurchase option, ISMSI shall give Placement Agent at least 60 days notice of its intention to purchase these warrants. Upon receipt of such notice, Placement Agent shall have 60 days to exercise its warrants at $.50 per share and such repurchase option shall be void.

                  The specific terms of these warrants shall be agreed upon by Placement Agent and ISMSI pursuant to a separate stock warrant agreement. Such agreement shall be executed within 10 days of the execution of this Agreement or this Agreement shall be null and void.

                                                                       EXHIBIT B


                                  $200,000,000
                          IN STORE MEDIA SYSTEMS, INC.
                              IN$TACLEARING SYSTEM
                       REVOLVING LINE OF CREDIT FINANCING


                           SUMMARY OF FINANCING TERMS


BORROWER:         A to-be-named bankruptcy remote single purpose corporation, wholly-owned by In Store Media Systems, Inc. ("ISMSI").

PLACEMENT AGENT:  Dougherty Funding LLC

AMOUNT:           $200,000,000.

PURPOSE:          To provide funds for advances to stores of Eligible Advances.

ADVANCES:         Financing will be advanced as needed by Borrower from a
                  secured revolving line of credit provided by a financial institution acceptable to ISMSI. Such advances will be made upon the conveyance of acceptable coupon redemption receivables payable by a packaged goods manufacturer to each of the retail stores participating in the System and the satisfaction of other contractual and legal requirements customarily imposed for a secured revolving line of credit borrowers.


ELIGIBLE
RECEIVABLES:      Valid coupon redemption receivables due from packaged goods manufacturers acceptable to Placement Agent. Such receivables can not be more than 90 days old and can not be the subject of any dispute.

TRUSTEE: A commercial bank will provide trust services necessary to appropriately administer the Line of Credit.

ADVANCE RATE:     Approximately 90% of the aggregate receivables amounts. The initial advance rate must be acceptable to the Stores selected for the initial installation of $3,000,000 of equipment.
                  Thereafter, ISMSI and DF shall work jointly to increase the advance rate on a best efforts basis.

AMORTIZATION/
TERM: One year revolving line of credit. Renewable for an ultimate term of two years.

INTEREST RATE:    We estimate the annualized interest expense on advances shall be as follows, subject to market conditions and the financial condition of the Borrower.

                  (1) $0-$20,000,000 total advances - 30 day LIBOR plus 5.50%.

                  (2) $20,000,000-$50,000.000 total advances -30 day LIBOR plus
                  3.50%.

                  (3) $50.000,000-$200,000,000 total advances - 30 day LIBOR plus 1.50%.

                  Interest rates may be lower or higher than these indicative levels based upon operating experience of the System and the recovery rate experienced on the receivables.

PLACEMENT FEE:    2% of the committed financing amount payable upon funding of each incremental advance up to the full utilization of the committed amount. Such Placement Fee shall be payable for all two year extensions permitted beyond the initial Term.

DOUGHERTY FUNDING
-----------------
                                                                       EXHIBIT C

February 17, 1998
Everett Schulze
President/CEO
In Store Media Systems, Inc.
15423 East Batavia Drive
Aurora, CO 80011

Re:   Flow Financing Proposal for Coupon Processing Scanners
      Up to $200,000,000

Dear Everett,

Based on our discussions to-date, we are prepared to undertake the placement of $200,000,000 in financing of coupon processing systems on behalf of In Store Media Systems, Inc. ("ISMSI"). In addition, we request the option of obtaining, on your behalf, the necessary banking credit facility to fund coupon redemptions to the retailers which utilize the redemption coupon scanning systems.

Both financing arrangements assume the following contractual arrangements:

1. UNISYS CONTRACTS - Unisys will agree to a non-cancelable contract which will have a term extending no shorter than the term of the financing which includes the following:

       a. Provide all software components at a fixed cost for the coupon scanners.

       b. Provide for system installations and operational certifications for each pod of 75 scanners.

       c. Maintenance contracts for the performance of all hardware/software components based upon defined minimum capacities, and other performance criteria, including all data storage, retrieval, sorting, recovery and related data transmission functions required by the program.

       d. Joint management contract with a representative of ISMSI to install, operate and maintain the pod performance.

       e. Unisys is paid through prearranged financing commitment only after on-site operational certification.


DOUGHERTY FUNDING LLC
90 SOUTH SEVENTH STREET, SUITE 4300
MINNEAPOLIS, MINNESOTA

Everett Schulze
February 17, 1998
Page Two

       f. A performance evaluation of all hardware in the scanner system manufactured by ISMSI and third parties.

2. REGIONAL COUPON CLEARANCE HOUSE ("RCLH") CONTRACTS - The following must be part of contract:

       a.   Term: No shorter than the financing term.

       b.   Terminable only for cause with sixty day default cure period.

       c.   Guarantees a geographic market exclusive to ISMSI.

       d.   Fixed fees for coupons processed.

       e. As part of income data, a store by store, two year historical coupon redemption history.

       f. The RCCH must provide historical coupon redemption remittance from all coupon issuers/manufacturers and stores served by RCCH.

       g. All coupon redemption funds and coupon clearing fees from manufacturers must flow through trust accounts or other arrangements satisfactory to ISMSI and the bank credit facility provider.

3.     SUPERMARKET CONTRACT -

       a. In store lease for critical components, egress/ingress rights for phone/electric equipment/storage/display and interconnection with existing checkout scanners for a term no shorter than the financing term.

       b. Exclusive right to install scanners at all existing and future cash registers for similar term.

       c.   Redemption procedures and cash remittance procedures.

       d. Electronic remittance procedures with bank providing credit facility including bank set off rights for non-payment or other causes typically provided for in a similar commercial financing.

       e. Prohibition on engaging other clearing houses or replacement equipment.

Everett Schulze
February 17, 1998
Page Three

4.     BANK CREDIT FACILITY PROVIDER CONTRACTS -

       a.   Revolving Credit Agreement/Note/Security Agreement with ISMS.

       b. Coupon Redemption Agency and Security Agreement with RCCH including lock box arrangement.

       c.   Cash Remittance Agreement with supermarkets and/or ISMSI.

These are the key contractual arrangements that need to be negotiated to implement the program.

Everett, give us your thoughts. As soon as we have your financial projections, we will address finance structure and terms.

Sincerely,

/s/ Michael T. Mozer
    Michael T. Mozer
    Senior Vice President

   MTM:jin

cc: Russell S. King
    Steven D. McWhirter

                                    EXHIBIT D

                          IN STORE MEDIA SYSTEMS, INC.
                             COUPON CLEARING SYSTEM

                  SUMMARY OF COUPON PROCESSING RESPONSIBILITIES


OVERVIEW:           Vendor has developed the InstaClearing System proprietary
                    electronic coupon clearing system (the "System") which significantly reduces the costs associated with the processing of manufacturer's Coupons, as well as Losses incurred as a result of fraudulent redemptions. The System is described in more detail in Exhibit I. Additionally, Vendor has arranged commercial financing to advance to grocers the funds that they are to receive from manufacturers in payment for redeemed Coupons.

VENDOR: In Store Media Systems. Inc., developer of the InstaClearing System. Vendor manufacturers certain mechanical components of the System.

PROCESSOR:          Established processor/clearing house of packaged goods
                    manufacturers' ("PGM") coupons and rebates ("Coupons").
                    Processor will assist in the implementation of the System in retail stores within the geographic area serviced by Processor and to perform other functions described herein.

SUPPLIER:           Unisys Corporation, Payment Systems Division, has developed and manufactured the electronic components and software utilized by the System to meet the specifications and requirements determined by Vendor.

STORES: Supermarkets will be enrolled to utilize the System pursuant to an exclusive contract with Vendor.

SERVICER:           Supplier and Vendor (collectively "Servicer") will share the responsibility of servicing the electronic and mechanical components of the System, respectively. Vendor will perform on-site periodic maintenance and depot level service will be performed by Supplier.


SYSTEM RESPONSIBILITIES
-----------------------

SCAN: Cashier inserts each coupon into the System scanner which reads the barcode and the extended barcode data of each coupon.

VERIFY: System verifies that the consumer actually purchased the product and checks for correct brand and size.

REJECTED COUPONS:   Coupons which do not match the product purchased are
                    automatically rejected and returned to the consumer.

DISCOUNT:           When verified, the System stores the data in the Vendor's
                    on-site computer and notifies the Store's point of sale system to deduct the value of the coupon from the consumer bill.

SHRED:              Concurrently, the Scanner automatically shreds the coupon.

DATA TRANSFER:      At a specified time each day, System contacts Vendor by
                    telephone. System uploads composite barcode data and extended barcode data to Vendor. System also reports to Vendor its service status and any need for non-critical service.

SERVICE CALLS:      System automatically contacts Vendor by telephone to report any critical problems which require immediate service.

STORE RESPONSIBILITIES
----------------------


PLACEMENT
AGREEMENT:          Store will enter into a contract with Vendor to accommodate the System. Contract will provide that Store will use the System on an exclusive basis for a period of five years.
                    Such contract will be cancellable only in the event that the System fails to meet Performance Standards or Vendor/Processor fail to convey payments from PGM to Store as agreed.

                    Placement Agreement will also provide (1) the space needed to physically accommodate the equipment required by the System; (2) System access to telephone service needed to transfer coupon data to Vendor and Processor; and (3) reasonable access by Vendor, during agreed upon business hours, to store and equipment for purposes of installation, maintenance modification and deinstallation.

ACCEPTANCE:         Store will sign a Certificate of Acceptance upon the
                    installation and performance certification of the equipment.

LIMITED SERVICE:    Store may be required to perform only limited service to
                    empty shredder waste and periodically clean the equipment.
                    All other service and maintenance will be provided by Servicer.

COST: The System will be installed without cost to Store. Vendor charges no rent or fee for the ongoing operation of the System. Store pays only for electricity usage required by System.


PROCESSOR RESPONSIBILITIES
--------------------------

SALES: Establish contact with stores and assist Vendor in soliciting Store's enrollment in the System and execution of Placement Agreement.

                    Establish contact with PGM's or with FSI clearing certification authority to establish the System as an acceptable method of clearing FSI coupons.

CERTIFICATION:      Assist in the certification of each installed System prior to the acceptance of each installed System by the participating Store. Certification criteria will be developed jointly by Vendor and Processor to meet industry standards and requirements.

DATA FILE:          Maintain a current data file, as obtained from
                    manufacturers, of all barcodes and extended barcodes.
                    Processor will convey this file each day to Vendor.

INVOICE: Invoice each manufacturer daily on an invoice form acceptable to each manufacturer and consistent with historical requirements and practices. Each invoice must be copied to Vendor. The invoice will be prepared by Processor relying upon data gathered by the System and provided to Processor by Vendor. Such invoice will instruct manufacturer to disburse Coupon redemption funds either to the Processor or to Vendor's lockbox.

SPECIAL HANDLING:   Handle all special handling coupon that can not be destroyed at the point of sale in accordance with current coupon handling procedures.

REPORTING:          Compile and submit all reports required by manufacturers
                    with copies to Vendor and others as required.

CONTROLS:           Maintain ongoing operational control standards and conduct review to ensure compliance with manufacturers' requirements.

VENDOR RESPONSIBILITIES
-----------------------

SALES: Accompany Processor's sales person on the initial contact with each Store. Subsequently assume primary responsibility for the sales process culminating with the execution of the Store Contract.

STORE CONTRACT:     Negotiate and execute a Placement Agreement with each Store setting forth
                    the responsibilities of each party.

SYSTEM: Provide a complete turnkey System including all electronic hardware and software, as well as scanner, shredder and other items as called for in the System Specifications.

INSTALLATION:       Direct the installation of the System within each Store;
                    conduct on-site tests and certify the full function of the System.

SERVICE CONTRACT:   Provide service, either directly or through a third party
                    provider, pursuant to a Servicer Contract which will ensure compliance with Performance Specification at no cost to the Store.

DATA COLLECTION:    Download data regarding Coupon redemption daily from each
                    Store. Sort the data for each store according to product, offer code and manufacturer. Barcode data is used in the preparation of the invoice. Extended barcode data is used and disseminated by Vendor at its discretion.

VALIDATION:         Compare coupon redemptions to PGM's Data File of valid
                    product/offer codes as such Data File is received each day from PGM.

INVOICE: Forwards redemption data obtained from the System to the Processor so that Processor can prepare invoices for PGM.

SYSTEM REQUIREMENTS
-------------------

DEVELOPMENT:        The equipment, software and all other components of the
                    System will be fully developed prior to any funding arrangements according to Performance Specifications to be agreed to by all parties.

WARRANTY:           The Supplier and Vendor will warrant that the System will
                    meet Performance Specifications. The Warranty will provide that manufacturer will repair or upgrade at no cost installed components to the extent that such components fail to meet Performance Specifications. The warranty will run for a period of five years.

PERFORMANCE
SPECIFICATIONS:     Prior to the execution of any contracts relating to the
                    System, Vendor will establish Performance Specifications relating to minimum throughput, minimum accuracy, maximum downtime and minimum hardware life.

PRODUCTION VOLUME:  Vendor and Supplier will agree to provide minimum volume levels of System components to meet estimated demand.

SERVICE CONTRACT REQUIREMENTS
-----------------------------

CONTRACT:           For each installed location, Vendor will enter into a
                    contract to provide service for the mechanical components of the System, either directly or through a third party. Vendor will also contract with Supplier to provide service of the electronic components. The contracts shall run for a term of at least five years.

FIXED COST:         The Service Contract shall provide for a fixed cost per
                    month for all service to be performed on the System. Such cost will be paid by Vendor.

OTHER PROVISIONS:   The contract shall require compliance with Performance
                    Specifications and other provisions as agreed upon by all parties.